Exhibit 99.1

Carrollton Bancorp Reports Fourth Quarter and Full Year Net Loss and Announces a $0.04 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--February 19, 2010--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced a net loss for the fourth quarter of 2009 of $571,000, compared to a net loss of $260,000 for the fourth quarter of 2008. Net loss available to common shareholders for the fourth quarter of 2009 was $645,000 ($0.25 loss per diluted share) compared to a net loss available to common shareholders of $260,000 ($0.10 loss per diluted share) for the fourth quarter of 2008.

Carrollton Bancorp also announced a quarterly dividend of $0.04 per share, payable March 1, 2010 to shareholders of record on February 12, 2010.

Net loss for the year ended December 31, 2009 totaled $480,000 compared to net income of $847,000 for the prior year. Net loss available to common shareholders for the year ended December 31, 2009 was $899,000 ($0.35 loss per diluted share) compared to a net income of $847,000 ($0.32 income per diluted share) for the prior year.

Beginning in 2009, the net income available or loss attributable to common shareholders is adjusted for dividends paid on the Series A Preferred Stock issued through the United States Treasury’s TARP Capital Purchase Program on February 13, 2009.

The Company’s operating results for the quarter and the year ended December 31, 2009 were adversely affected by the provision for loan losses of $1.9 million and $4.2 million, respectively. These provisions compare to $1.1 million and $2.1 million for the same periods in 2008. Approximately $1.7 million of the $1.9 million 4th quarter 2009 loan loss provision was attributable to one credit relationship.

President and Chief Executive Officer Bob Altieri stated that “Given the extremely challenging market conditions, in particular, the effects on our land acquisition and development portfolio, which accounted for a large portion of the our loan loss provision in 2009, we believe we have seen the worst and have accounted for the impairments on these types of loans. However, as a result of the added credit cost, the Bank reported a net loss for the quarter and the year.”

Non-performing loans and real estate owned totaled $12.3 million at December 31, 2009 compared to $9.8 million at December 31, 2008. Included in nonperforming loans are $2.7 million and $771,000 of restructured loans that are in compliance with the terms of the restructured agreements as of December 31, 2009 and 2008, respectively.

The allowance for loan losses represented 1.36% of outstanding loans as of December 31, 2009 compared to 1.04% at December 31, 2008.

Mr. Altieri continued and stated that “The Company continues to work through the adverse local economic conditions and is focused on improving asset quality, reducing credit cost and improving operating results while positioning the Company to take advantage of opportunities that emerge as the economy improves. Despite the disappointing results, the Company remains well capitalized and is actively growing its loan portfolio.”

Total assets as of December 31, 2009 compared to December 31, 2008 reflect a 4.8% or $19.6 million increase to $423.8 million. Gross loans increased 4.2% or $12.9 million from $305.4 million at December 31, 2008 to $318.3 million at December 31, 2009. Investments decreased 13.0% or $8.6 million to $58.1 million at December 31, 2009.

Total deposits increased 14.9% or $43.4 million to $335.8 million while borrowings decreased $29.6 million. The increase in deposits was due primarily to a 22.5% or $34.1 million increase in time deposits and was used to pay down borrowings.

During the same period, stockholders’ equity increased 28.6% or $7.8 million to $35.2 million or 8.3% of total assets compared to 6.8% at December 31, 2008. The increase was due primarily to the $9.2 million raised by participation in the United States Treasury’s TARP Capital Purchase Program through the sale of Series A Preferred Stock, effective February 13, 2009. These increases were partially offset by the $480,000 loss and dividends paid of $1.0 million.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes these forward-looking statements are based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct and actual results could differ materially from those expressed or implied by such forward-looking statements and such statements are not guarantees of future performance. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows. For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at WWW.CARROLLTONBANK.COM.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended December 31			Year ended December 31
	2009	2008		2009	2008
	(unaudited)	(unaudited)	%Change	(unaudited)	(unaudited)	%Change
Results of Operations
Net interest income	$3,486,477	$3,485,375	0.03%	$13,530,482	$13,949,418	(3.00)%
Provision for loan losses	1,895,339	1,099,000	72.46%	4,231,339	2,096,000	101.88%
Noninterest income	2,123,512	1,637,701	29.66%	7,722,318	6,585,694	17.26%
Noninterest expenses	4,744,531	4,522,214	4.92%	18,184,191	17,468,064	4.10%
Income taxes(benefit)	(458,768)	(238,394)	92.44%	(682,577)	124,197	(649.59)%
Net income (loss)	(571,114)	(259,744)	119.88%	(480,154)	846,851	(156.70)%
Net income (loss) attributable to common shareholders	(645,259)	(259,744)	148.42%	(899,398)	846,851	(206.20)%

Per Share
Diluted net income (loss) per common share	$(0.25)	$(0.10)	151.21%	($0.35)	$0.32	(209.48)%
Dividends declared per common share	0.04	0.12	(66.67)%	0.24	0.48	(50.00)%
Book value per common share	10.27	10.68	(3.84)%	10.27	10.68	(3.84)%
Common stock closing price	4.80	5.81	(17.38)%	4.80	5.81	(17.38)%

At December 31
Short term investments	$18,384,322	$7,502,692	145.04%	$18,384,322	$7,502,692	145.04%
Investment securities	58,118,849	66,768,153	(12.95)%	58,118,849	66,768,153	(12.95)%
Gross loans (net of unearned income) (a)	318,312,234	305,394,443	4.23%	318,312,234	305,394,443	4.23%
Earning assets	398,691,505	380,059,064	4.90%	398,691,505	383,240,988	4.03%
Total assets	423,757,468	404,181,184	4.84%	423,757,468	404,181,184	4.84%
Total deposits	335,791,330	292,353,276	14.86%	335,791,330	292,353,276	14.86%
Shareholders' equity	35,218,075	27,390,693	28.58%	35,218,075	27,390,693	28.58%

Common shares outstanding	2,568,588	2,564,988	0.14%	2,568,588	2,564,988	0.14%

Average Balances
Short term investments	$14,667,775	$4,728,588	210.19%	$9,679,857	$7,511,540	28.87%
Investment securities (b)	65,965,717	75,413,792	(12.53)%	70,193,100	69,611,464	0.84%
Gross loans (net of unearned income) (a)	326,344,297	298,102,472	9.47%	317,420,105	281,203,804	12.88%
Earning assets	410,853,889	381,868,829	7.59%	401,076,790	361,295,104	11.01%
Total assets	429,230,485	399,791,916	7.36%	417,299,142	378,029,498	10.39%
Total deposits	338,566,157	288,144,446	17.50%	317,771,098	278,400,661	14.14%
Shareholders' equity	36,356,902	30,888,570	17.70%	35,107,064	32,269,772	8.79%

Earnings Ratios
Return on average total assets	(0.53)%	(0.26)%	104.70%	(0.12)%	0.22%	(151.36)%
Return on average shareholders' equity	(6.28)%	(3.36)%	87.01%	(1.37)%	2.62%	(152.20)%
Net interest margin	3.39%	3.64%	(6.75)%	3.45%	3.93%	(12.21)%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate (a)	3.85%	3.18%	21.17%	3.85%	3.18%	21.17%
Allowance to total loans (a)	1.36%	1.04%	30.43%	1.36%	1.04%	30.43%
Net loan losses to average loans (a)	0.69%	0.54%	N/A	0.97%	0.78%	25.13%

Capital Ratios (period end)
Shareholders' equity to total assets	8.31%	6.78%	22.58%	8.31%	6.78%	22.58%
Leverage capital	8.67%	8.17%	6.12%	8.67%	8.17%	6.12%
Tier 1 risk-based capital	9.84%	9.84%	0.00%	9.84%	9.84%	0.00%
Total risk-based capital	10.99%	10.91%	0.73%	10.99%	10.91%	0.73%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
Mark A. Semanie
Chief Financial Officer
410-536-7308